Exhibit-21
Subsidiaries of the Registrant

SUBSIDIARIES OF THE REGISTRANT

Lung Rx, Inc., a Delaware Corporation

Unither Telemedicine Services Corp., a Delaware Corporation

Unither Pharmaceuticals, Inc., a Delaware Corporation

United Therapeutics Europe, Ltd., a United Kingdom Company

Unither Pharma, Inc., a Delaware Corporation

Medicomp, Inc., a Delaware Corporation

Unither Nutriceuticals, Inc., a Delaware Corporation

Unither.com, Inc., a Delaware Corporation

Lung Rx, Ltd, a United Kingdom Company